Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan of Alliance Resource Partners, L.P. of our report dated February 23, 2021, except for Note 25, as to which the date is February 25, 2022, with respect to the consolidated financial statements and schedule of Alliance Resource Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
February 24, 2023